EXHIBIT 99


FOR IMMEDIATE RELEASE                           Contact: Cheryl Roth
                                                OrganicWorks Marketing
                                                212.253.0474
                                                Cheryl@organicworksmarketing.com


                    NATURALLY ADVANCED TECHNOLOGIES ANNOUNCES
                     CONTINUED STRONG SECOND QUARTER RESULTS
            --Company Unveils new distribution with COSTCO Canada --


PORTLAND,  OR - (JULY 31, 2007) - Naturally  Advanced  Technologies (NAT, OTCBB:
NADVF), the leading provider of sustainable, environmental fibers and fabrics such as hemp, bamboo, organic cotton and soy through its HT Naturals brand, today announced continued strong results of sales and gross profit for its 2007 second quarter ended June 30, 2007 - revealing continued record numbers, excellent progress on the Company's strategic growth plan, and introduction of a new initiative with global leader, COSTCO Canada.

For the 2nd quarter, the Company posted sales of $475,000 an increase of 475% over the same period last year. Year to date sales are $1,075,000, an increase of 280% over the same period 2006. Gross profit year to date was 355,000, an increase of 411% over the same period last year.

The Company also introduced a unique program with Warehouse Store Club Chain, COSTCO Canada. For Costco, this marks a new initiative in sustainable and organic apparel.

"Sales for the second quarter continued to gain momentum from the impressive results of Q1, generating revenue in the first six months of this year that almost eclipsed sales for the entire 2006 year", said Ken Barker, CEO of Naturally Advanced Technologies. "Our sustainable, organic fabric developments, along with a consumer focused design approach to our seasonal collections, are being extremely well supported by our retailers and customers. We expect this momentum to continue throughout the remainder of this year and into 2008, thanks in part to a new supplier initiative entered into with Costco Canada in July that is proving to be extremely well received by environmentally aware Costco customers."


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NAT's  leadership  in the  development  of new,  sustainable  and organic  fiber continues with the filing of patents that protect the  collaboration  agreements
entered  into  in  Q4  of  2006.   These  patents   provide  a  cost   effective
environmentally   sustainable   means  of  processing   fiber  for  textiles  of
regenerated cellulose, that will have a marked impact on moisture management fibers and fabrics.

ABOUT NATURALLY ADVANCED TECHNOLOGIES, INC

Naturally Advanced Technologies Inc. (NAT, OTCBB: NADVF), is the leading provider of sustainable, environmentally-friendly fibers and fabrics as well as bast fiber enzymatic processes(TM). The company was founded in 1995 in response to the growing demand for environmentally friendly, socially responsible clothing and has evolved into two operating entities: HT Naturals and
Crailar(TM) Fiber Technologies. NAT respects human rights of employees, the environmental impact of the company's operations and fiscal responsibility to its shareholders. www.naturallyadvanced.com

SAFE HARBOR STATEMENT

This  release  may  contain  forward-looking  statements  within the  meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act of 1934 and the provisions of the Private Securities Litigation Reform Act of 1995 and is subject to safe harbor created by these sections. Actual results may differ materially due to a number of risks, including, but not limited to, technological and operational challenges, needs for additional capital, changes in consumer preferences, risks associated with: market acceptance and technological changes; dependence on manufacturing and material supplies providers; international operations; and competition.

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